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                             COOPER INDUSTRIES, INC.
                             COOPER INDUSTRIES, LTD.
                                       AND
                               JPMORGAN CHASE BANK
                                   AS TRUSTEE



                          THIRD SUPPLEMENTAL INDENTURE
                          DATED AS OF OCTOBER 28, 2002


                                   DEBENTURES
              SUPPLEMENT TO INDENTURE DATED AS OF JANUARY 15, 1990
                      AS AMENDED BY THE FIRST SUPPLEMENTAL
                       INDENTURE DATED AS OF MAY 15, 2002
                           AND THE SECOND SUPPLEMENTAL
                       INDENTURE DATED AS OF JUNE 21, 2002



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This THIRD SUPPLEMENTAL INDENTURE, dated as of October 28, 2002 ("Supplemental
Indenture"), is made and entered into between Cooper Industries, Inc., a corporation organized and existing under the laws of the State of Ohio, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Company"), Cooper Industries, Ltd., a Bermuda company, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Guarantor") and JPMorgan Chase Bank, a New York banking corporation, as Trustee (the "Trustee").

WHEREAS, the Company entered into an Indenture dated as of January 15, 1990 (the "Indenture"), with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the "Debentures") in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture; and

WHEREAS, the Company is a wholly owned, indirect subsidiary and a Restricted Subsidiary of the Guarantor and, pursuant to the First Supplemental Indenture among the parties hereto dated as of May 15, 2002, the Guarantor has guaranteed to each holder of a Debenture the payment of the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company under the Indenture; and

WHEREAS, the Trustee is the successor by merger to The Chase Manhattan Bank (National Association) and has succeeded to all interests of such national association under the Indenture; and

WHEREAS, the parties hereto have entered into a Second Supplemental Indenture dated as of June 21, 2002; and

WHEREAS, the Company proposes to issue a series of Debentures in the aggregate principal amount of up to three hundred million dollars $300,000,000 (the "Notes") and to modify certain terms of the Indenture solely with respect to the Notes and any Debentures that the Company issues subsequent to the Notes (the "Subsequent Debentures"); and

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

WHEREAS, all corporate and other action necessary to make this Supplemental Indenture a valid and binding agreement of the Company and the Guarantor in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing premises and the acceptance and purchase of the Notes by the holders thereof, it is mutually covenanted and agreed as follows:



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SECTION 1. The Indenture is hereby amended, solely with respect to the Notes and any Subsequent Debentures, by the addition of Section 4.04 as follows:


         Section 4.04. Optional Redemption For Tax Reasons. The Company shall be entitled to redeem all, but not part, of the Debentures if as a result of any change in or amendment to the laws, regulations or rulings of the Relevant Tax Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a "Change in Tax Law"), the Payor is or would be required on the occasion of the next payment of principal or interest in respect of the Debentures to pay Additional Amounts pursuant to Section 5.09 and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor. The Change in Tax Law must become effective on or after the original issue date with respect to the Debentures. Notwithstanding anything to the contrary contained in this Article IV, the Company must (i) deliver to the trustee at least 30 days before the redemption date an opinion of independent legal counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law and (ii) provide the holders with notice of the intended redemption at least 30 days and no more than 60 days before the redemption date. The redemption price will equal the principal amount of the Debentures plus accrued interest to the redemption date.

SECTION 2. The Indenture is hereby amended, solely with respect to the Notes and any Subsequent Debentures, by adding to Section 1.01 thereof the following definitions in correct alphabetical order:

Additional Amounts:

         The term "Additional Amounts" shall have the meaning specified in
Section 5.09.

Change in Tax Law:

         The term "Change in Tax Law" shall have the meaning specified in
Section 4.04.

Payor:

         The term "Payor" shall have the meaning specified in Section 5.09.

Relevant Tax Jurisdiction:

         The term "Relevant Tax Jurisdiction" shall have the meaning specified in Section 5.09.



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SECTION 3. The Indenture is hereby amended, solely with respect to the Notes and any Subsequent Debentures, by the addition of Section 5.09 as follows:

         Section 5.09. Payment of Additional Amounts. If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where the Guarantor or a successor (a "Payor") is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the Debentures, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the "Relevant Tax Jurisdiction") in respect of any payments under the Debentures, the Payor shall pay to each holder of a Debenture, to the extent it may lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such Debenture to which such holder is entitled; provided, however, the Payor shall not be required to make any payment of Additional Amounts for or on account of:

         (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Debenture (where presentation is required) for payment on a date more than 30 days after
         (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

         (b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

         (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the Debentures;

         (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Debenture to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

         (e) any combination of the above;



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nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Debenture to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such Debenture.

The Payor shall provide the Trustee with the official acknowledgment of the relevant tax authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation shall be made available to the holders of the Debentures or the paying agent, as applicable, upon request therefor.

SECTION 4. The Indenture, as supplemented and amended by this Supplemental Indenture and all other supplemental indentures thereto, is in all respects ratified and confirmed, and the Indenture, the Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument; provided, however, that this Supplemental Indenture shall apply only to the Notes and any Subsequent Debentures.

SECTION 5. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.

SECTION 6. In case any provision in this Supplemental Indenture or in the Debentures of any series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Debentures) shall not in any way be affected or impaired thereby.

SECTION 7. If the provisions of the Notes or any series of the Subsequent Debentures issued hereunder are inconsistent or conflict with the provisions of this Supplemental Indenture, the provisions of the Notes or the Subsequent Debentures of such series shall be controlling with respect to such series.

SECTION 8. This Supplemental Indenture and each Debenture of any series shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.

SECTION 9. Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.



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SECTION 10. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

SECTION 11. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.



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IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.

COMPANY:

COOPER INDUSTRIES, INC.                      JPMORGAN CHASE BANK,
                                             AS TRUSTEE


By:    /s/ Alan J. Hill                      By:  /s/ William G. Keenan
   -----------------------------------            ------------------------------
Name:  Alan J. Hill                               William G. Keenan
Title: Vice President and Treasurer               Assistant Vice President


GUARANTOR:

COOPER INDUSTRIES, LTD.


By:    /s/ D. Bradley McWilliams
   ----------------------------------
Name:  D. Bradley McWilliams
Title: Senior Vice President and Chief Financial Officer



By:    /s/ Alan J. Hill
   ----------------------------------
Name:  Alan J. Hill
Title: Vice President and Treasurer



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